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                                                                       EXHIBIT 5

                               PROSKAUER ROSE LLP
                                  1585 BROADWAY
                            NEW YORK, NEW YORK 10036


                                                    November 30, 2001


Little Switzerland, Inc.
162-B Crown Bay Cruise Ship Port
St. Thomas, U.S.V.I. 60802

      Re:   Little Switzerland, Inc.
            Registration Statement on Form S-8

Ladies and Gentlemen:

      We have acted as counsel to Little Switzerland, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement"), filed by the Company under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "Commission"), relating to the registration of up to 2,325,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), issuable pursuant to the Company's 2000 Stock Option and Incentive Plan (the "Plan") and certain stock option agreements between the Company and the persons named therein (the "Stand-Alone Agreements").

      In connection with this opinion, we have examined the following: the Amended and Restated Certificate of Incorporation and the By-laws of the Company, each as amended to date, such records of corporate proceedings of the Company as we deemed material, the Registration Statement, the Plan, the Stand-Alone Agreements and such other documents as we considered necessary for the purposes of this opinion.

      Based upon the foregoing, we are of the opinion that, subject to due authorization by the Board of Directors of the Company, upon the issuance and delivery of the Shares in accordance with the terms of the Registration Statement, the Plan, the option agreements under the Plan and the Stand-Alone Agreements, the Shares will be legally issued, fully paid and non-assessable.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

                                          Very truly yours,



                                          /s/ Proskauer Rose LLP